   As filed with the Securities and Exchange Commission on February 12, 1996

                                                     REGISTRATION NO. 333-00125
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             -------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -------------------

                          GENOME THERAPEUTICS CORP.
           (Exact name of Registrant as specified in its charter)

            MASSACHUSETTS                              04-2297484
      (State or other jurisdiction                    (I.R.S. Employer
     of incorporation or organization)            Identification Number)

                             -------------------

                100 BEAVER STREET, WALTHAM, MASSACHUSETTS 02154
                                 (617) 893-5007
  (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

                             -------------------
                                FENEL M. ELOI
             Vice President, Treasurer, and Chief Financial Officer
                           Genome Therapeutics Corp.
                               100 Beaver Street
                         Waltham, Massachusetts  02154
                                 (617) 893-5007
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -------------------
                                   Copies to:
                             DAVID C. CHAPIN, ESQ.
                                  Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110

                             -------------------
        Approximate date of commencement of proposed sale to the public:
        As soon as practicable after the Registration Statement becomes effective.
                             -------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the
 Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1996

PROSPECTUS
----------                     1,483,098 Shares
                           GENOME THERAPEUTICS CORP.
                                 Common Stock
                               -----------------

        This Prospectus relates to 1,483,098 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock") of Genome Therapeutics Corp.(the "Company" or "GTC") being offered by certain existing shareholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Shares of Common Stock by any of the Selling Stockholders. The Shares offered by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest of the Selling Stockholders. Such sales may be made in one or more transactions on the Nasdaq National Market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following (a) a "block" trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders (and, if they act as agent for the purchaser, from such purchaser), which commissions may, in certain situations, be negotiated and in excess of customary compensation in amounts to be negotiated immediately prior to the sale. Such brokers or dealers, and any other participating brokers or dealers, and certain of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution".

        The Company's Common Stock is traded over-the-counter on the NASDAQ National Market under the symbol "GENE". On February 8, 1996 the last reported sale price of the Common Stock was $13.00 per share.

        The Company has agreed to pay the cost of the registration of the Shares and the preparation of this Prospectus and the Registration Statement under which it is filed. The expenses so payable by the Company are estimated to be approximately $30,000.

        The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

        The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on Page 4.

                               -----------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
          OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               -----------------


               The date of this Prospectus is ________ __, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commissions's Regional offices at 7 World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20449.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act, with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission referred to in "Available Information."


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995, the Company's amended Annual Report on Form 10-K/A-3 for the fiscal year ended August 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended November 25, 1995, and the description of the Company's Common Stock contained in its Form 10/A, File No. 0-10824 are incorporated by reference and made a part of this Prospectus as of the date hereof. All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be incorporated by reference into this Prospectus and shall be deemed to be part of this Prospectus from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     The Company will provide, upon request, without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Genome Therapeutics Corp., 100 Beaver Street, Waltham, Massachusetts 02154 (telephone:
(617) 893-5007).

                                  THE COMPANY

     Genome Therapeutics Corp. ("GTC" or the "Company") is a leader in the field of genomics -- the identification and characterizations of genes. The Company has over ten years of experience in positional cloning, having served as one of the primary researchers under genome programs sponsored by the United States government and has developed numerous techniques and tools that are widely used in this field. GTC's commercial gene discovery strategy capitalizes on its pioneering work in genomics by applying its proprietary high-throughput multiplex DNA sequencing technology and positional cloning and bioinformatics capabilities in two principal areas, the discovery and characterization (i.e., determination of functionality) of (i) genes of infectious organisms ("pathogens") that are responsible for many serious diseases and (ii) human disease genes. The Company believes that its genomic discoveries may lead to novel therapeutics, vaccines and diagnositc products by it and its strategic partners. In 1995, the Company entered into two corporate collaborations in connection with its pathogen gene discovery programs, an agreement with Astra Hassle AB ("Astra") and an agreement with Schering Corporation and Schering-Plough Ltd. (collectively, "Schering-Plough").

     The Company's principal executive offices are located at 100 Beaver Street, Waltham, Massachusetts 02154, and its telephone number is (617) 893-5007.

                                  RISK FACTORS

     An investment in the Shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

     Unproven Technology and Business Strategy. The Company's strategy of sequencing the genomes of select pathogens and identifying and characterizing genes responsible for human diseases in order to develop therapeutic, diagnostic and vaccine products is unproven. To date, only a few products based on genomic information have been successfully developed. Although technologies similar to those utilized by the Company have been utilized by others to identify and characterize genes associated with certain human diseases, the Company has not yet identified and characterized any such genes under its research programs. There can be no assurance that the Company's approach to human gene discovery will enable it to successfully identify and characterize the specific genes that cause or predispose individuals to the diseases that are the targets of its gene discovery programs.

     Even if the Company is successful in identifying specific human disease genes or sequencing the genomes of pathogens, there can be no assurance that its gene discoveries will lead to the development of commercial products. Once the Company identifies specific genes, it plans to license its discoveries to others to complete product development and to commercialize products based upon such discoveries. The Company's success will depend, in part, upon its ability to focus its research efforts on diseases and pathogens that are suitable candidates for gene-based therapeutic, diagnostic and vaccine products. The human diseases targeted by the Company generally are believed to be caused by a number of genetic as well as environmental factors, and there can be no assurance that such diseases can be successfully addressed through gene-based therapeutic, diagnostic or vaccine products.

     In addition, the development of products based on the Company's gene discoveries will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that: these technologies or any or all of the products based on these technologies will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals; the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; proprietary rights of third parties will preclude the Company or its collaborators from marketing products, or third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable products.

     Availability of, and Competition for, Family Resources. The Company's human gene discovery programs are based upon statistical analyses of disease inheritance patterns and require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations. The Company is dependent upon others for the identification of donor populations and the collection and supply of the DNA samples used in its human disease gene research programs. The availability of DNA samples from large, family based or other suitable populations is therefore critical to the Company's ability to discover the genes responsible for human diseases. The Company currently has rights to few such samples and does not have exclusive rights to any such samples. The competition for these resources is intense and certain of the Company's competitors have obtained rights to significantly more family resources than the Company. There can be no assurance that the Company will be able to obtain access to DNA samples necessary to support its human gene discovery programs and any material lack of availability of such DNA samples would have an adverse effect on the Company's business.

     Reliance Upon Collaborative Partners. The Company's strategy for development and commercialization of therapeutic, vaccine and diagnostic products based upon both its human and pathogen gene discovery programs depends on the formation of various strategic collaborations and licensing arrangements with pharmaceutical and biotechnology development partners. To date, the Company has entered into only two such arrangements with respect to the Company's genetic databases for two pathogens. One such arrangement can be terminated by the Company's collaborator as early as February 1998. Commencement of the research collaboration is contingent upon the achievement by the Company of certain development milestones, and even if those milestones are met, the arrangement can be terminated by the Company's collaborator as early as two and one-half years after the start of the research collaboration. There can be no assurance that the Company will be able to establish additional strategic collaborations or licensing arrangements that the Company deems necessary to develop and commercialize products based upon its gene discovery programs, that any such arrangements or licenses will be on terms favorable to the Company, or that the current or future strategic collaborations or licensing arrangements will ultimately be successful. In addition, the Company's strategy involves pursuing multiple, concurrent gene discovery programs in different disease areas. There can be no assurance that the Company will be able to manage simultaneous programs successfully.

     With respect to current and potential future strategic collaborations and licensing arrangements, the Company will be dependent upon the expertise and dedication of sufficient resources by these outside parties to develop and commercialize products based on the Company's gene discoveries. Under the Company's current strategy, the Company does not expect to develop, manufacture or market products in the near term. Should a collaborator fail to develop or commercialize a product to which the Company has rights, the Company's business may be adversely affected. There can be no assurance that current or future collaborators will not pursue alternative technologies, or develop alternative products either on their own or in collaboration with others, including the Company's competitors, as a means for developing therapeutic, diagnostic or vaccine products for the diseases targeted by the Company. If the Company chooses in the future to directly engage in the development, manufacturing and marketing of certain products, it will require substantial additional funds, personnel and production facilities.


     Reliance on United States Government Funding. Since 1992, the Company's primary source of revenues has been payments under United States government grants and research contracts. For fiscal 1993, 1994 and 1995, revenue recognized pursuant to United States government grants and research contracts accounted for approximately 78%, 92% and 63%, respectively, of the Company's total revenues. The government's obligation to make payments under these grants and contracts is subject to the appropriation by the United States Congress of funding in each year. Moreover, it is possible that Congress or the government agencies that administer the federal government's genomics programs will determine to scale back these programs or terminate them or that the government will award future grants and contracts to competitors of the Company instead of the Company. The failure of the Congress to fund the Company's grants and federal government contracts or any of the other events described in this paragraph could adversely affect the Company's business and results of operations, possibly materially.



     History of Operating Losses; Anticipation of Future Losses. All of the Company's research and development programs involve complex research and are at an early stage of development. It will be a number of years, if ever, before the Company generates significant revenues or profits from product sales or royalties. In recent years, substantially all of the Company's revenues have resulted from payments received under United States government grants and research contracts, and, to a lesser extent, agreements with collaborators. The Company expects that substantially all of its revenues for the foreseeable future will result from payments under government grants and contracts and existing strategic collaborations, license fees, proceeds from the sale of rights, payments from future strategic collaborations and licensing arrangements, if any, and interest income. Certain payments under the Company's agreements with its collaborators are and will be contingent upon the Company meeting certain milestones, and funding under the Company's government grants and research contracts is subject to appropriation each year by the United States Congress. There can be no assurance that the Company will receive additional revenues under existing strategic collaborations or government grants and contracts or that the Company will be successful in entering into other strategic collaborations or receive additional grants or contracts. Although the Company had net income of approximately $585,000 for the fiscal year ended August 31, 1995, the Company had a net loss of approximately $662,000 for the thirteen week period ended November 25, 1995, and, as of November 25, 1995, the Company had an accumulated deficit of approximately $36 million. At August 31, 1995, the Company had net operating loss and tax credit carryforwards of approximately $35,007,000 and $1,120,000, respectively. These losses and tax credits are available to reduce federal taxable income and federal income taxes, respectively, in future years if any. These losses and tax credits are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in ownership interests of significant shareholders over a three-year period in excess of 50%. The Company does not believe that it has experienced cumulative ownership changes in excess of 50% or that the consummation of this offering will result in a cumulative ownership change in excess of 50%. However, there can be no assurance that ownership changes will not occur in future periods which will limit the Company's ability to utilize the losses and tax credits. The Company anticipates incurring additional losses or generating only modest net income over at least the next several years. Any such losses may increase as the Company expands its research and development activities. To achieve sustained profitability, the Company, alone or with others, must successfully sequence the genomes of pathogens and identify biologically relevant pathogen genes and successfully discover and characterize human genes associated with particular diseases and thereafter utilize such discoveries, either alone or with others, to develop products, conduct clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such products. The time required to reach profitability is highly uncertain and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

     Need for Future Capital; Uncertainty of Additional Funding. Depending upon the Company's success in entering into additional strategic collaborations and the progress of the Company's and its collaborators' development programs, the Company may require substantial additional funds before the Company achieves profitability on a sustained basis, if at all. The Company expects capital and operating expenditures to increase over the next several years as it increases its research and development activities.

     The Company's future capital requirements and the adequacy of its available funds will depend on many factors, including the Company's ability to obtain additional government grant and research contracts, the progress of its research programs, the number and breadth of these programs, achievement of milestones under the Company's strategic collaboration agreements, the ability of the Company to establish and maintain additional strategic alliance and licensing agreements, the progress of the development and commercialization efforts of the Company's collaborators, competing technological and market developments, the costs associated with collection of patient information and DNA samples, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, the regulatory process and other factors. The Company may seek such additional funds through public or private equity or debt offerings or additional strategic collaborations and licensing arrangements. No assurance can be given that additional funds will be available when needed, or that, if available, such funds will be obtained on terms favorable to the Company or its shareholders. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to shareholders will result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborators or others that may require the Company to relinquish rights to technologies, product candidates, or products that the Company would not otherwise relinquish.

     Competition. The Company faces intense competition with respect to its human gene discovery and pathogen gene discovery programs. Competitors of the Company include pharmaceutical and biotechnology companies both in the United States and abroad. In addition, significant research to identify and characterize genes is being conducted by universities, other non-profit research institutions and United States and foreign government-sponsored entities. A number of commercial, scientific and government entities are attempting to sequence human genes and the genomes of other organisms. Other entities are utilizing positional cloning to identify and characterize human disease genes. Certain of the Company's competitors' human gene discovery programs are more advanced than the Company's and any one of these companies or other entities may discover and establish a competitive advantage in one or more pathogen gene discovery programs which the Company has commenced.

     The Company believes that its ability to compete is dependent, in part, upon its ability to create and maintain advanced technology, the speed with which it can identify and characterize the genes involved in human diseases, the Company's ability to rapidly sequence the genomes of selected pathogens, its collaborators' ability to develop and commercialize therapeutic, vaccine and diagnostic products based upon the Company's gene discoveries, as well as the Company's ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon the Company's gene discovery programs.

     Many of the Company's competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than the Company. These competitors may succeed in identifying or characterizing genes or developing products earlier than the Company or its collaborators, obtaining authorization from the United States Food and Drug Administration (the "FDA") for such products more rapidly than the Company or its collaborators or developing products that are more effective than those proposed to be developed by the Company or its collaborators. Any potential products based on genes identified by the Company will face competition both from companies developing gene-based products and from companies developing other diagnostics or therapeutics for the particular diseases targeted by the Company. There can be no assurance that products developed by others will not render the products, which the Company or its collaborators may seek to develop, obsolete or uneconomical or result in diagnoses, treatments or cures superior to any other developed by the Company or its collaborators, or that any product developed by the Company or its collaborators will be preferred to any existing or newly developed technologies.

     Uncertainty with respect to Patents and Proprietary Rights; Risk of Third Party Claims of Infringement. The Company's commercial success will be dependent in part on its ability to obtain patent protection on genes, or products based on genes, discovered by it. The current criteria for obtaining patent protection for partially sequenced genes and for genes whose biological functions have not been characterized are unclear. The Company's current strategy is to apply for patent protection upon the identification of a novel gene or novel gene fragment and pursue claims to these gene sequences as well as equivalent sequences, such as substantially homologous sequences. Where the biological function of a gene or gene fragment has not been characterized at the time of filing a patent application, the Company intends to supplement such patent filing as soon as additional information with respect to the biological function of such gene or gene fragment is available. However, there can be no assurance that the Company will be able to obtain patent protection on such genes or gene fragments, and even if such patents are issued, the scope of the coverage or protection provided by any such patents is uncertain. In addition, there can be no assurance that any patents, if issued, will provide protection against any competitors, will provide the Company with competitive advantages, will provide protection for any therapeutic, vaccine or diagnostic product based on the Company's gene discoveries, or will not be successfully challenged by others. Furthermore, others have filed and are likely to file in the future patent applications which have not yet been published covering genes or protein sequences similar or identical to the Company's. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company or that any patent applications filed by the Company will result in issued patents.

     There have been, and continue to be, intensive discussions on the scope of patent protection for both gene fragments and full-length genes. There can be no assurance that these discussions will not result in changes in, or interpretations of, the patent laws which will adversely affect the Company's patent position. In addition, the United States Patent and Trademark Office (the "PTO") issued new Utility Guidelines in July 1995 that address the requirements for demonstrating utility, particularly in inventions relating to human therapeutics. While the guidelines do not require clinical efficacy data for issuance of patents for human therapeutics, the guidelines have been issued only recently and there can be no assurance that the PTO's interpretations of such guidelines, and any changes to such interpretations, will not delay or adversely affect the Company's or its collaborators' ability to obtain patent protection. The biotechnology patent situation outside the United States is even more uncertain and is currently undergoing review and revision in many countries.

     The Company has filed patent applications with respect to a number of full length genes and corresponding proteins and partial genes of Helicobacter pylori ("H. pylori") and of Mycobaterium leprae ("M. leprae"). The Company plans to file foreign counterparts of these United States applications within the appropriate time frames. These applications seek to protect these full length and partial gene sequences and corresponding proteins, as well as equivalent sequences, such as substantially homologous sequences, and products derived therefrom and uses therefor. These applications also identify possible biological functions for the genes and gene fragments based in part on a comparison to genes or gene fragments included in public databases, but do not contain any laboratory or clinical data with respect to such biological functions. There are certain court decisions indicating that disclosure of a partial sequence may not be sufficient to support the patentability of a full-length sequence. In addition, the Company is aware of published patent applications owned by third parties relating to nucleic acids encoding several
H. pylori proteins. Patents may issue thereon that have priority over the patent applications filed by the Company, which may limit the scope of coverage or protection afforded by any patent, if any, that may issue to the Company with respect to the genes of H. pylori, or may preclude the issuance of any such patents.

     A number of groups are attempting to rapidly identify and patent gene fragments and full length genes whose functions have not been characterized, as well as fully characterized genes. To the extent any patents issue on such partial or full length genes, the risk increases that the potential products of the Company or its strategic partners may give rise to claims that such products infringe the patents of others. Such groups could bring legal actions against the Company or its collaborators claiming damages and seeking to enjoin drug development efforts or the manufacturing or marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company or its collaborators could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company or its collaborators would prevail in any such action or that any license required under any such patent would be made available upon commercially acceptable terms, if at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's management and financial resources.

     In addition, publication of information concerning genes or genetic sequences prior to the time the Company applies for patent protection based on the full-length gene could adversely affect the Company's ability to obtain patent protection with respect to genes identified by it. Washington University is currently identifying genes through partial sequencing pursuant to funding provided by Merck & Co., Inc. and depositing the partial-sequences identified in a public database. In addition, Human Genome Sciences, Inc. recently provided non-commercial research organizations access to human genetic sequence data relating to between 30,000 and 50,000 genes from The Institute for Genomic Research's Human cDNA Database.

     Under the Company's government grants and contracts, the government has a statutory right to practice or have practiced and, under certain circumstances (including inaction on the part of the Company or its licensees to achieve practical application of the invention or a need to alleviate public health or safety concerns not reasonably satisfied by the Company or its licensees), to grant to other parties licenses under any inventions first reduced to practice under the government grants and contracts. In addition, under the Company's government research contracts, the government has ownership rights in the data, clones, genes and other material derived from the material furnished to the Company by the government, and the Company has ownership rights in other technology developed solely by the Company under the contracts. The Company is also strongly encouraged under certain government grants to make data and materials resulting from the research public within 180 days from the date such data and materials are developed. If this requirement results in premature publication of the Company's discoveries and inventions, the Company's ability to obtain patent protection of such discoveries and inventions may be adversely affected. The Company is also a party to a Collaborative Research and Development Agreement ("CRADA") with the National Institutes of Health (the "NIH") in connection with the Company's prostate cancer gene discovery program. Pursuant to this CRADA any inventions or discoveries developed in whole or in part by NIH researchers are the property, either solely or jointly with the Company, of the NIH; and the Company has the right to negotiate with the NIH to obtain an exclusive license to such inventions and discoveries. The terms of any such license may include field of use restrictions and a royalty obligation on the part of the Company. The NIH retains a nonexclusive, nontransferable license to practice any such invention or discovery by or on behalf of the United States government. The NIH is also entitled to a license, including the right to grant sublicenses, to use for research purposes any inventions or discoveries developed solely by the Company in the course of the research plan under the CRADA.

     Amendments to Title 35 of the U.S. Code pursuant to the General Agreement on Tariffs and Trade, implementing the Uruguay Round Agreement Act of 1994 have affected the period of enforceability of United States patents. United States patents that issue from applications filed before June 8, 1995 will be enforceable for the longer of 17 years from the date of issue or 20 years from the earliest claimed priority date. United States patents that issue from applications filed on or after June 8, 1995 will be enforceable for 20 years from the earliest filing date or the earliest claimed priority date. While the Company cannot predict the effect that such laws will have on its business, the adoption of such laws could effectively reduce the term during which a marketed product is protected by patents.

     In addition, the Company is party to various license agreements which give it rights to use certain technology in its research and development programs including a license from Harvard College to use the multiplex sequencing technology. The technology licensed to the Company by Harvard College is covered by two issued United States patents and foreign counterpart patent applications in certain countries, but this technology is not covered by patent or patent applications in all countries of the world. Under its license to the multiplex sequence technology, the Company is obligated to use reasonable efforts to sublicense the technology to third parties if the Company's unable to provide multiplex sequencing services to such third parties and if sublicenses such technology would not place the company at a materially competitive disadvantage. This provision may require the Company to make the multiplex sequencing technology licensed by it from Harvard College available to third parties. The Company continues to make improvements to the multiplex sequencing technology with its own funds and funding provided under the Company's $10.4 million Genome Sequencing Center grant from the NIH. Subject to the rights of the government described above in inventions developed by the Company under government grants and the rights of Harvard College described below, the Company owns any such improvements. The Company has granted Harvard College a license to use the improvements the Company makes to the software component of the multiplex sequencing technology for Harvard College's internal academic purposes. In the event Harvard College desires to grant a sublicense to any such improvements, the Company has agreed to negotiate with Harvard College concerning the terms of any such sublicense. There can be no assurance that the Company will be able to continue to license technology from third parties on commercially reasonable terms, if at all. Failure by the Company to maintain rights to such technology could have a material adverse effect on the Company.

     The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

     Dependence on Key Personnel. The Company is highly dependent on the principal members of its senior management and key scientific and technical personnel, none of whom is bound by a long term employment agreement or the subject of key man life insurance. The Company's success is also dependent upon its ability to attract and retain additional qualified scientific, technical and managerial personnel. Significant competition exists among pharmaceutical and biotechnology companies for such personnel, and there can be no assurance that the Company will retain its key scientific, technical and managerial employees or that it will be able to attract, assimilate and retain such other highly qualified scientific, technical and managerial personnel as may be required in the future. The Company's anticipated expansion of its gene discovery programs will require the Company to hire and train a substantial number of additional personnel with expertise in the Company's areas of research. The inability of the Company to successfully hire, train and retain such personnel could have an adverse effect on the Company.

     Uncertainty of Regulatory Approval. The FDA and comparable agencies in foreign countries impose substantial requirements upon the manufacturing and marketing of human therapeutic, diagnostic and vaccine products such as those proposed to be developed by the Company or its collaborators. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA and other approvals is uncertain and typically takes a number of years, depending on the type, complexity and novelty of the product. The Company or its collaborators may encounter significant delays or excessive costs in their efforts to secure necessary approvals or licenses. Because certain of the products likely to result from the Company's research and development programs involve the application of new technologies and may be based on a new therapeutic approach, such products may be subject to substantial additional review by various governmental regulatory authorities and, as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies. There can be no assurance that FDA or other approvals will be obtained in a timely manner, if at all. Any delay in obtaining, or the failure to obtain, such approvals could materially adversely affect the Company's ability to generate product or royalty revenues. Even if FDA or other approvals are obtained, the marketing and manufacturing of diagnostic and therapeutic products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Additional governmental regulations may be promulgated which could delay regulatory approval of the Company's or a collaborator's potential products. The Company cannot predict the impact of adverse governmental regulations which might arise from future legislative or administrative action.

     Uncertainty of Pharmaceutical Pricing; Health Care Reform and Related Matters. The levels of revenues and profitability of pharmaceutical and biotechnology companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company or one of its collaborators succeed in bringing one or more products based upon the Company's technology to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company or its collaborators to sell such products on a profitable basis. Any inability of the Company or its collaborators to sell products developed using the Company's technology on a profitable basis would have a material adverse effect on the Company's business.

     Uncertainty of Health Care Reform Measures. Federal, state and local officials and legislators (and certain foreign governmental officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the United States and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Significant changes in the health care system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such changes could have a material adverse effect on the Company. The existence of pending health care reform proposals could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize its potential products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective corporate partners with respect to the Company's proposed products.


     Lack of Manufacturing, Marketing and Sales Capabilities. The Company plans to rely significantly on collaborators for the manufacturing, marketing and distribution of products based on the Company's gene discoveries. As a result, the Company has made no investment in, and has no, manufacturing, marketing or product sales capabilities or resources. To the extent the Company enters into manufacturing, marketing or distribution arrangements with collaborative partners, any revenues the Company receives will depend upon the efforts of third parties. There can be no assurance that any third party will market the products based on the Company's gene discoveries successfully or that any third-party collaboration will be on terms favorable to the Company. If a collaborator does not manufacture or market a product successfully, the Company's business would be materially adversely affected. In order for the Company to manufacture and sell its own products the Company would be required to recruit and train qualified personnel, build or lease appropriate facilities and obtain the necessary regulatory approvals for such facilities, all of which would entail significant additional costs. There can be no assurance that the Company would be able to successfully develop its own manufacturing capability or attract and build a sufficient marketing and sales force, or that the Company could do so in a manner and at a cost that would enable the Company to compete successfully against other companies.


     Product Liability Exposure. Clinical trials, manufacturing, marketing and sale of any of the Company's or its collaborators' potential products may expose the Company to liability claims from the use of such products. The Company currently does not carry product liability insurance for any product which may be developed under the Company's gene discovery programs. There can be no assurance that the Company or its collaborators will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products developed by the Company or its collaborators. A product liability claim or recall would have a material adverse effect on the business or financial condition of the Company.

     Volatility of Stock Price. The market prices for securities of biotechnology companies have historically been highly volatile, including the market price of shares of the Company's Common Stock. Future announcements by the Company or its competitors, including announcements concerning gene discoveries, strategic collaborations, results of clinical testing, technological innovations or new commercial products, changes in government regulations, regulatory actions, health care reform, proprietary rights, litigation and public concerns as to safety of the Company's or its collaborators' products, as well as period-to-period variances in financial results could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many biotechnology companies that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

     Concentration of Ownership by Directors and Executive Officers. Upon completion of the offering, the Company's directors and executive officers and their affiliates will beneficially own approximately 28% of the Company's outstanding Common Stock (including 2,182,700 shares issuable upon the exercise of outstanding options held by the Company's directors and executive officers and their affiliates which are exercisable within the 60-day period following January 4, 1996). As a result, these shareholders, if acting together, will have the ability to influence significantly the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company.


     Impact of Shares Eligible for Future Sale and Registration Rights; Future Dilution. All but approximately 4,400,000 shares of the Company's Common Stock (including shares issuable upon the exercise of certain options held by certain of the Company's directors and executive officers) will be eligible for immediate resale as a result of having been registered for resale under the Securities Act or otherwise. The shares not eligible for immediate resale will remain eligible for sale pursuant to Rule 144, subject only to the volume limitation and manner of sale restrictions of Rule 144. In addition, the shares of Common Stock issuable upon the exercise of outstanding options have been registered under the Securities Act, and upon exercise, will be eligible for immediate resale. The sale of shares of the Company's Common Stock could adversely effect the prevailing market price. To the extent the Company issues additional equity securities in order to raise capital or pursuant to stock options, the Company's shareholders will experience dilution of their ownership percentage and voting power of the Company's Common Stock.



     Pursuant to an agreement among the Company and certain of the Selling Stockholders (the "Rightsholders") that currently hold an aggregate of 1,453,023 shares of Common Stock, the Company is obligated upon the request of holders of 30% of the shares of Common Stock held by the Rightsholders and subject to certain limitations, to use its best efforts to register for public sale all shares of Common Stock owned by the Rightsholders which the Rightsholders request to be registered. The Company is obligated to honor such a request on two occasions. A certain holder of a warrant (the "Warrantholder") to purchase up to 162,500 shares of Common Stock also has the right to require the Company, on one occasion and subject to certain limitations, to use its best efforts to register such shares for public sale. In addition, in the event the Company elects to register any of its equity securities under the Securities Act for its own account or otherwise, subject to certain exceptions and limitations, the Rightsholders, the Warrantholder and three other holders of an aggregate of 30,075 shares of Common Stock, are entitled to include certain shares in such registration. The Company is required to bear all registration expenses incurred in connection with the registration of shares of Common Stock held by the Rightsholders, the Warrantholders and such other Selling Stockholders. All selling expenses are to be borne by the holders of shares being registered. Subject to certain limitations, the registration rights described above are transferable.



     Proposed Public Offering. In February, 1996 the Company completed the sale of 2,000,000 shares of Common Stock in an underwritten public offering at a per share price of $_____.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of each Selling Stockholder as of January 4, 1996 and the number of Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

                                              Number of Shares
                                             Beneficially Owned
                                              Prior to Offering             Number of
                                         ---------------------------          Shares
            Name and Address              Number of                           Being
         of Selling Stockholders            Shares        Percent(1)        Offered(2)
   ----------------------------------    ----------       -------           ----------
      Julian C. Baker (3)                    17,586             *              17,586
      Biotech 1 Investment LLC (4)          373,560             2.7%          373,560
      Biotech 2 Investment LLC (4)          265,036             1.9%          265,036
      Biotechnology Value Fund, L.P. (4)    447,014             3.2%          447,014
      Four Partners (3)                     158,245             1.1%          158,245
      Grant Harshbarger (5)                  18,045             *              18,045
      Michael M. Harshbarger (5)              6,015             *               6,015
      Martha S. Harshbarger (5)               6,015             *               6,015
      Investment 10 LLC (4)                 191,582             1.4%          191,582

---------------------------

 *    Represents less than 1% of the outstanding shares of Common Stock.

(1) Calculated based on the number of shares of Common Stock outstanding as of February 8, 1996. As of such date, the Company had outstanding 13,797,807 in shares of Common Stock, excluding as of such date 3,391,615 shares of Common Stock issuable upon the exercise of outstanding stock options and warrants, and excluding an additional 440,000 shares of Common Stock issuable upon the exercise of recently granted stock options that are subject to shareholder approval.

(2) The Common Stock being offered by each Selling Stockholders is the only Common Stock of the Company owned by such Selling Stockholder.

(3) The address for each of Julian Baker and Four Partners is 667 Madison Avenue, New York, New York 10021.

(4) The address for each of Biotech 1 Investment LLC, Biotech 2 Investment LLC, Biotechnology Value Fund, L.P., and Investment 10 LLC is c/o Grosvenor Capital Management, L.P., 333 West Wacker Drive, Suite 1600, Chicago, Illinois 60606.

(5) The address for Grant Harshbarger is 701 Locust Avenue, New Canaan, Connecticut 06840. The address for Michael M. Harshbarger and Martha
      S. Harshbarger is c/o Healthcare Capital Investments, Inc., 37 West
      222 Rte. 64, Suite 250, St. Charles, Illinois 60175. The shares offered by these Selling Stockholders pursuant hereto were acquired upon the exercise of warrants issued in connection with an offering by the Company in March 1994 of 601,504 shares of Common Stock. Each such Selling Stockholder received such warrants as designees of the placement agent in such offering. In connection with such offering, the Company paid the placement agent a fee equal to 5% of the aggregate purchase price of the shares sold in the offering and issued warrants to purchase the number of shares of Common Stock equal to 5% of the shares of Common Stock sold in the offering.


                              PLAN OF DISTRIBUTION

     The Shares offered by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest of the Selling Stockholders. Such sales may be made in one or more transactions on the Nasdaq National Market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following (a) a "block" trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders (and, if they act as agent for the purchaser, from such purchaser), which commissions may, in certain situations, be negotiated and in excess of customary compensation in amounts to be negotiated immediately prior to the sale. Such brokers or dealers, and any other participating brokers or dealers, and certain of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

        Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer as principal, a supplemental Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) other facts material to the transaction.

        The Company has agreed to pay the cost of the registration of the Shares and the preparation of this Prospectus and the Registration Statement under which it is filed. The expenses so payable by the Company are estimated to be approximately $30,000.

        The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilites arising under the Securities Act.

        The Selling Stockholders have agreed not to sell or otherwise transfer an aggregate of 1,083,098 of the Shares offered hereby for a period of 120 days after __________, 1996.

        The Company has agreed to use its best efforts to keep the Registration Statement of which this Prospectus is a part continuously effective for a period of two years from the date of this Prospectus or until the Shares covered by this Registration Statement have been sold.

                                 LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts.


                                    EXPERTS

     The audited consolidated financial statements and schedule as of August
31, 1994 and 1995 and for each of the three years in the period ended August
31, 1995 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

------------------------------------------------
  No dealer, salesman, or other person has
been authorized to give any information or to
make any representations not contained in this
Prospectus in connection with the offer
contained herein and, if given or made,
such information or representation must not be
relied upon as having been authorized by the
Company.  Neither the delivery of this
Prospectus nor any sale made hereunder shall,
under any circumstances, create any implication
that there has been no change in the affairs of
the Company since the date hereof or since the
dates as of which information is set forth
herein.   This Prospectus does not constitute an
offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

       -------------------------------

             TABLE OF CONTENTS
                                            Page
Available Information.....................   2
Additional Information....................   2
Incorporation of Certain Documents by
   Reference..............................   2
The Company...............................   3
Risk Factors..............................   4
Selling Stockholders .....................   9
Plan of Distribution .....................  10
Legal Matters.............................  11
Experts...................................  11


================================================

              1,483,098  Shares



             GENOME THERAPEUTICS
                    CORP.

                 Common Stock













           -----------------------
                  PROSPECTUS
           -----------------------




                             , 1996
           ------------------
================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be borne by the Company in connection with the offering of the securities being hereby registered.

                    ITEM                   COST
                    ----                   ----
   SEC Registration Fee ................  $ 4,634
   Blue Sky Fees and Expenses ..........    2,000
   Accounting Fees and Expenses.........    5,000
   Legal Fees and Expenses .............   15,000
   Miscellaneous .......................    3,366
                                          -------
       Total  ..........................  $30,000
                                          =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is organized under the laws of The Commonwealth of Massachusetts. The Massachusetts Business Corporation Law provides that indemnification of directors, officers, employees, and other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by the corporation to whatever extent specified in its charter documents or votes adopted by its shareholders, except that no indemnification may be provided for any person with respect to any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. Under Massachusetts law, a corporation can purchase and maintain insurance on behalf of any person against any liability incurred as a directors, officer, employee, agent, or person serving at the request of the corporation as a director, officer, employee, or other agent of another organization or with respect to any employee benefit plan, in his capacity as such, whether or not the corporation would have power to itself indemnify him against such liability.

     The Company's Articles of Organization provide that its directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-Laws provide that the Company shall indemnify its directors and officers to the full extent permitted by the laws of The Commonwealth of Massachusetts. In addition, the Company holds a Directors and Officers Liability and Corporate Indemnification Policy.

ITEM 16.  EXHIBITS

     The following is a list of exhibits filed as a part of this registration statement.

(a)  Exhibits

EXHIBIT
NUMBER                        DESCRIPTION
-------                       -----------

3.1        -- Restated Articles of Organization.(1)

3.1.1      -- Amendment dated January 5, 1982 to Restated Articles of Organization. (2)
-----
3.1.2      -- Amendment dated January 24, 1983 to Restated Articles of Organization. (3)
-----
3.1.3      -- Amendment dated January 17, 1984 to Restated Articles of Organization. (4)
-----
3.1.4      -- Amendment dated December 9, 1987 to Restated Articles of Organization. (5)
-----
3.1.5      -- Amendment dated January 24, 1994 to Restated Articles of Organization. (6)
-----
3.1.6      -- Amendment dated August 31, 1994 to Restated Articles of Organization. (6)
-----
3.2        -- By-Laws of the Company. (1)
---
3.2.1      -- Amendment dated October 20, 1987 to the By-laws. (7)
-----
3.2.2      -- Amendment dated October 16, 1989 to the By-laws (8)
-----
4.1        -- Specimen Certificate for shares of Common Stock, $.10 par value of the Company. (9)
---
5         Opinion of Ropes & Gray.(9)
23.1      Consent of Ropes & Gray (contained in its opinion filed as Exhibit 5 hereto).(9)
23.2      Consent of Arthur Andersen LLP.
24        Power of Attorney (included in the signature page of this Registration Statement).(9)

------

(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 2-75230) and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended February 27, 1982 and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended February 26, 1983 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended February 25, 1984 and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended November 28, 1987 and incorporated herein by reference.

(6) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994 and incorporated herein by reference.

(7) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1987 and incorporated herein by reference.

(8) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1989 and incorporated herein by reference.

(9) Previously filed with the Commission on January 10, 1996.


ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 15 - Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 12th day of February, 1996.

                                   GENOME THERAPEUTICS CORP.

                                By:      /s/ FENEL M. ELOI
                                    -----------------------------
                                            Fenel M. Eloi
                                      Vice President, Treasurer
                                     and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                    TITLE                 DATE
      ---------                    -----                 ----
/s/ ROBERT J. HENNESSEY*    Chairman of the          February 12, 1996
------------------------    Board of Directors,
Robert J. Hennessey         President, and Chief
                            Executive Officer
                            (Principal Executive
                            Officer)

/s/ FENEL M. ELOI           Vice President,          February 12, 1996
------------------------    Treasurer and Chief
Fenel M. Eloi               Financial Officer
                            (Principal Financial
                            and Accounting Office

/s/ ORRIE M. FRIEDMAN*      Director                 February 12, 1996
------------------------
Orrie M. Friedman

/s/ PHILIP LEDER*           Director                 February 12, 1996
------------------------
Philip Leder

/s/ LAWRENCE LEVY*          Director                 February 12, 1996
------------------------
Lawrence Levy

/s/ DONALD J. MCCARREN*     Director                 February 12, 1996
------------------------
Donald J. McCarren

/s/ STEVEN M. RAUSCHER*     Director                 February 12, 1996
------------------------
Steven M. Rauscher

*By: /s/ FENEL M. ELOI
    --------------------
       FENEL M. ELOI
    Attorney-in-Fact